Diguang International Announces Results for the Second Quarter Ended June 30, 2009

SHENZHEN, China, August 14, 2009 — Diguang International Development Co., Ltd. (OTC Bulletin Board: DGNG - News) (“Diguang” or the “Company”) today announced its financial results for the second quarter ended June 30, 2009.

“Our second quarter results continued to reflect the impact of the worldwide economic downturn on the digital display product industry.  Average selling prices declined industry-wide and supply shortages kept materials costs high, both of which contributed to erosion in gross margin during the quarter. However, we still achieved some positive developments during the quarter.  Sales from both domestic and international customers increased from depressed levels in the first quarter of 2009, resulting in strong top line growth quarter-over-quarter. In the second quarter of 2009, our selling, research and development expenses increased, mainly attributed to the fast growth of our output and sales of high profile new product lines from the first quarter of 2009, ” said Mr. Song Yi, the President and Chief Executive Officer of Diguang.

“Our product mix demonstrates the growing acceptance of our newly developed and value-added LED product lines, including our LCD modules, ultra-slim LED monitors, LED TV, all-in-one PCs and LED general lighting products, which achieved record sales of  $2.2 million, and accounted for 21% of total revenue. We have cooperated with large Taiwan TFT manufacturers to assemble LCD modules with our backlights for TV manufacturers in China. Under the extremely challenging market conditions, the demand from China’s domestic market is more favorable. We are confident our financial performance will further improve in the remainder of 2009,” continued Mr. Song.

“Our backlight customers continued to transition from CCFL backlight units (BLUs), and sales of LED BLUs represented 69% of our backlight business in the second quarter of 2009. Along with more extensive cooperation with domestic TV manufacturers, the supply of our large sized CCFL backlights will continue to increase. The transition from large sized CCFL BLUs to large sized LED BLUs in the long-term is expected as manufacturers and consumers embrace the low cost, energy efficient, radiation free and environmentally friendly characteristics of LED technology. As the worldwide economy continues to recover, we expect pricing pressure to subside, and the demand for LED TVs, LED monitor sand PCs will continue to grow, accelerating demand for our backlight and value-added LED products,” added Mr. Song.

Highlights for the three months ended June 30, 2009

Net revenue totaled approximately $10.2 million for the three months ended June 30, 2009, down 40% from $16.9 million for the three months ended June 30, 2008. The year-over-year decline in revenue was primarily due to the negative impact of the worldwide financial crisis on the digital display product market.  However, revenues increased 70% compared with the first quarter of 2009, illustrating signs of recovery in demand and sales.

Gross profit for the three months ended June 30, 2009 totaled $0.4 million, or 3.9% of net revenue, compared with gross profit of $2.2 million, or 12.9% of net revenue for the same period in 2008.  The decline in gross margin was mainly due to pricing pressure experienced during the quarter, resulting in reduced margins for almost all products and high overhead costs relative to sales.  During the quarter, the Company recorded  a net inventory provision of $178,000, or 1.8% of the cost of sales.

Operating expenses totaled approximately $2.2 million for the second quarter of 2009, a year-over-year increase of 22% from $1.8 million in the second quarter of 2008.  As a percentage of net revenue, second-quarter 2009 total operating expenses amounted to 21.7%, compared to second-quarter 2008 operating expenses at 10.8% of net revenue.

Second-quarter selling expenses increased by 39% year-over-year to $0.5 million.  To support the Company’s future growth and new product initiatives, research and development expenses increased 85% to $0.6 million. General and administrative expenses declined 5% to $1.1 million as a result of increased cost control measures and efficiency employed by management.

The Company's net loss attributable to common shares during the three months ended June 30, 2009 was $1.8 million, compared with net income attributable to common shares of $0.1 million for the three months ended June 30, 2008.

The loss per basic and diluted share was ($0.08) for the three months ended June 30, 2009, compared with earnings per share of $0.01 for the three months ended June 30, 2008.

Excluding non-cash items, net loss for the second quarter of fiscal 2009 on a non-GAAP basis would have been $1.3 million, or ($0.06) per basic and diluted share.  Excluding non-cash items, net income for the second quarter of 2008 on a non-GAAP basis would have been $0.8 million, or $0.04 per basic and diluted share.  Please see the reconciliation table below.

Reconciliation of Non-GAAP Financial Measures for the Three and Six Months Ended June 30, 2009 and 2008

	Three Months ended June 30,		Six Months ended June 30,
	2008	2009	2008	2009
GAAP net income(loss)	$134,788	$(1,837,175)	303,518	$(3,047,593)
Non-cash items:
Non controlling interest	59,871	(147,200)	189,951	(183,066)
Depreciation	464,959	430,205	964,979	857,492
Inventory provision	1,558	177,682	55,321	156,614
Loss on disposal of assets	-	6,140	-	20,179
Deferred tax assets	-	-	-	28,485
Share-based compensation	144,127	100,090	283,252	200,180

Non GAAP net income(loss)	$805,303	$(1,270,258)	1,797,021	$(1,967,709)

GAAP net income (loss) per share	$0.01	$(0.08)	0.01	$(0.14)
Non-cash items:
Non controlling interest	0.00	(0.01)	0.01	(0.01)
Depreciation	0.02	0.02	0.04	0.04
Inventory provision	0.00	0.01	0.00	0.01
Loss on disposal of assets	0.00	0.00	0.00	0.00
Deferred tax assets	0.00	0.00	0.00	0.00
Share-based compensation	0.01	0.00	0.01	0.01
Non GAAP net income(loss)	$0.04	$(0.06)	0.08	$(0.09)
Weighted average shares outstanding – basic and diluted	22,274,485	22,072,000	22,300,646	22,072,000

Six Months Results Ended June 30, 2009

Total revenue for the first six months of 2009 was $16.2 million, down 51% from the first six months of 2008. Gross profit for the first six months of 2009 was $1.0 million, down 82% from gross profit of $5.7 million in the comparable period a year ago. Gross margin was 6.3% for the first six months of 2009, down from 14.6% in the second quarter of 2008. The Company recorded an operating loss of $3.2 million, compared with operating income of $0.9 million in the first six months of 2008. Net loss attributable to common shares for the first six months of 2009 was $3.0 million, compared with net income attributable to common shares of $0.3 million in the first six months of 2008. Basic and diluted loss per share were ($0.14) for the first six months of 2009 compared to ($0.01) in the first six months of 2008. Excluding non-cash items, net loss for the first half of 2009 on a non-GAAP basis would have been $2.0 million, or ($0.09) per share.  Excluding non-cash items, net income for the first half year of 2008 on a non-GAAP basis would have been $1.8 million, or $0.08 per share. Please see the reconciliation table above.

Financial Condition

As of June 30, 2009, Diguang had $7.8 million in cash and cash equivalents, $4.3 million in restricted cash and $5.7 million in working capital. As of June 30, 2009, shareholders' equity was $21.7 million.

In May 2009, Diguang began working with China Development Bank to obtain a RMB 100 million ($14.8 million) banking facility which will be used to construct a new plant.  While awaiting finalization of approval, in June 2009, China Development Bank provided Diguang with a RMB 30 million ($4.4 million) short term bridge loan in order to start with the project.  The new plant will be built on a piece of land owned by Shenzhen Diguang Electronics Co., Ltd., and will produce large sized BLUs, LED backlight monitors and TVs, which require longer production lines and advanced technology. Construction of new manufacturing plant is expected to start in the fourth quarter of 2009 and is expected to be completed by the end of 2010.

Recent Events

On July 31, 2009, Diguang announced in the press release that a press conference was held exclusively for Diguang to introduce its LED display products at the Yangzhou New Light Public Service Center in Yangzhou, Jiangsu province on July 20, 2009.

Business Outlook

With the revival of the global economy, Diguang expects the increased demand for its LED backlight units as manufacturers continue to transition to mid and large sized LED products.  Currently, the majority of large sized BLUs are CCFL products, but in the long-term, the Company believes large sized LED BLUs will become more popular than CCFL due to their energy efficiency, radiation free and environmentally friendly characteristics.  Diguang currently produces large-sized LED BLUs which are used in the production of its 19 inch ultra-slim LED monitors and plans to introduce its 22 inch LED backlight monitors to the market in the third quarter of 2009.   Diguang will continue to advance its research and development efforts to develop value-added products, including larger sized LED backlight monitors and all-in-one PCs.

“We are experiencing a growing sales transition from CCFL to LED technology in the mid and large-sized product segment. With the economy showing positive signs of improvement, we believe the demand for mid and large sized LED products will increase,” commented Mr. Song.  “We are advertising our new product lines across China to increase awareness and expand our customer base. With the Chinese government aggressively promoting and investing in LED lighting, we believe our specialized LED expertise will help achieve great progress in the emerging area of ‘green’ technology over the next few years.”

Use of Non-GAAP Financial Measures

To supplement Diguang’s condensed consolidated financial statements presented on a GAAP basis, Diguang is providing certain income statement information that is not calculated according to GAAP, non-GAAP net income and non-GAAP basic and diluted earnings per share.  Diguang believes that its non-GAAP disclosures are useful in evaluating its operating results as this information supplies the user with another view of the matching of costs and expenses by excluding the impact of non-cash expenses such as depreciation, share based compensation, inventory provisions, loss on the disposal of assets and deferred tax assets.  A reconciliation of the adjustments to GAAP results for the three and six month periods ended June 30, 2009 and June 30, 2008 is included above.  The non-GAAP information presented is supplemental and is not purported to be a substitute for information prepared in accordance with GAAP.

Teleconference and Webcast Information

 Management will conduct a conference call and webcast to discuss financial results for the fiscal 2009 second quarter, ended June 30, 2009. The conference call and webcast will take place at 9:00 a.m. EDT on Monday, August 17, 2009. Anyone interested in participating should call 800-884-5695. International callers should dial +1 617-786-2960. The pass code for the call is 907 319 29.

If you are unable to participate in the call at this time, a replay will be available for 7 days starting on Monday, August 17, 2009 at 12:00 p.m. EDT. To access the replay, dial 888-286-8010. International callers should dial +1-617-801-6888. The conference pass code is 510 947 47.

The event will also be webcast live through a link on the Company's web site at http://www.diguangintl.com , and a webcast archive will be available for 90 days.  The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at http://www.earnings.com, Thomson's individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (http://www.streetevents.com), a password-protected event management site.

About Diguang International Development Co., Ltd.

Through its subsidiaries, Diguang develops and produces CCFL and LED backlights for a wide range of TFT-LCD products. A backlight is the typical light source of a liquid crystal display (LCD), with applications spanning televisions, computer monitors, cellular phones, digital cameras, DVDs and other home appliances. Leveraging its LED expertise, the Company also creates and markets energy-saving technologies and solutions for rapidly growing markets such as LED backlight monitors and LED general lighting. For more information, contact CCG Investor Relations directly or go to Diguang's website at www.diguangintl.com.

Safe Harbor Statements

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates and projections of Diguang's management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Diguang is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of backlights; timing approval and market acceptance of new product introductions; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks, including but not limited to risks outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission. Diguang does not assume any obligation to update the information contained in this press release.

For more information, please contact:

    Company Contact:
     Viola Tse
     Diguang International Development Co., Ltd.
     Email: viola@diguang.com
     Tel: +1-626-593-5486
     Email: viola@diguang.com

    Investor Relations Contact:
    Elaine Ketchmere, Partner
    CCG Investor Relations
    Email: Elaine.ketchmere@ccgir.com

(financial tables follow)

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
 (In US Dollars)

	December 31,	June 30,
	2008	2009
	(Adjusted)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,024,363	$7,760,533
Restrict cash	-	4,338,227
Accounts receivable, net of allowance for doubtful accounts $655,893 and $655,432	9,944,208	9,930,660
Inventories, net of provision $2,081,334 and $2,237,769	7,285,860	10,144,132
Other receivables, net of provision $101,020 and $100,981	535,493	262,057
VAT recoverable	112,842	283,582
Advance to suppliers	602,017	990,414
Deferred tax asset	28,485	-
Total current assets	33,533,268	33,709,605

Investment, net of impairment $779,302 and $779,302	720,698	720,698
Property, plants and equipment, net	19,369,200	18,339,648

Total assets	$53,623,166	$52,769,951

LIABILITIES AND EQUITY
Current liabilities:
Bank loans	$4,397,215	$8,745,908
Accounts payable	15,643,476	14,640,451
Advance from customers	561,282	430,326
Accruals and other payables	2,337,800	2,204,561
Accrued payroll and related expense	626,277	689,549
Income tax payable	401,260	383,534
Amount due to related parties	674,548	-
Amount due to stockholders	1,005,480	933,817
Total current liabilities	25,647,338	28,028,146

Research funding advanced	644,925	644,198

Total liabilities	26,292,263	28,672,344

Equity:
Common stock, par value $0.001 per share, 50 million shares authorized, 22,593,000 and 22,593,000 shares issued, 22,072,000 and 22,072,000 shares outstanding	22,593	22,593
Additional paid-in capital	20,600,460	20,800,640
Treasury stock at cost	(674,455)	(674,455)
Appropriated earnings	802,408	795,744
Accumulated deficit	(443,829)	(3,484,758)
Translation adjustment	4,503,022	4,302,993
Total shareholders’ equity	24,810,199	21,762,757
Non-controlling interest	2,520,704	2,334,850
Total equity	27,330,903	24,097,607

Total liabilities and equity	$53,623,166	$52,769,951

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In U.S. Dollars)
	Six Months Ended June 30,		Three Months Ended June 30,
	2008	2009	2008	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Revenues, net	$33,096,769	$16,202,990	$16,897,178	$10,203,137
Cost of sales	28,276,106	15,181,644	14,715,749	9,803,156

Gross profit	4,820,663	1,021,346	2,181,429	399,981

Selling expense	782,981	938,896	375,415	520,662
Research and development costs	651,603	1,025,431	333,869	619,107
General and administrative expenses	2,461,218	2,187,411	1,111,965	1,056,433
Loss on disposing assets	-	20,179	-	20,179

Income (loss) from operations	924,861	(3,150,571)	360,180	(1,816,400)

Interest income (expense), net	(122,454)	(159,508)	(64,028)	(72,062)
Investment income (loss)	29,179	800	249	300
Other income (expense)	(213,349)	110,193	(109,959)	(67,728)

Income (loss) before income tax	618,237	(3,199,086)	186,442	(1,955,890)

Income tax provision	124,768	31,573	(8,217)	28,485

Net income (loss)	493,469	(3,230,659)	194,659	(1,984,375)

Net income (loss) attributable to non-controlling interest	189,951	(183,066)	59,871	(147,200)

Net income (loss) attributable to common shares	$303,518	$(3,047,593)	$134,788	$(1,837,175)

Weighted average common shares outstanding – basic	22,300,646	22,072,000	22,274,485	22,072,000

Earnings (Losses) per share – basic	0.01	(0.14)	0.01	(0.08)

Weighted average common shares outstanding – diluted	22,300,646	22,072,000	22,274,485	22,072,000

Earning (Losses) per shares – diluted	0.01	(0.14)	0.01	(0.08)

Other comprehensive income:
Translation adjustment	1,962,498	(202,817)	763,513	43,052
Comprehensive income (loss)	2,455,967	(3,433,476)	958,172	(1,941,323)
Comprehensive income(loss) attributable to non-controlling interest	293,077	(185,854)	102,195	(146,193)

Comprehensive income attributable to common shares	$2,162,890	$(3,247,622)	$855,977	$(1,795,130)

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents)
(In U.S. Dollars)

	Six Months Ended June 30,
	2008	2009
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net income	$493,469	$(3,230,659)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	964,979	857,492
Inventory provision	55,321	156,614
Loss on disposing assets	-	20,179
Share-based compensation	283,252	200,180
Deferred tax asset	-	28,485
Changes in operating assets and liabilities:
Accounts receivable	(8,984,574)	15,066
Inventory	(4,136,591)	(3,019,267)
Other receivables	(3,663)	273,569
VAT recoverable	315,060	(170,768)
Prepayments and other assets	(896,937)	(388,562)
Accounts payable	6,366,846	(795,191)
Accruals and other payable	(1,124,691)	(69,945)
Advance from customers	93,650	(131,108)
Taxes payable	22,817	(17,745)

Net cash used in operating activities	(6,264,131)	(6,271,660)

Cash flows from investing activities:
Purchase of fixed assets	(1,788,752)	(59,948)
Disposal (purchase) of marketable securities	(1,501,655)	-
Proceeds form disposal of fixed assets	-	18,447

Net cash used in investing activities	(3,290,407)	(41,501)

Cash flows from financing activities:
Stock repurchase	(138,041)	-
Due to related parties	(1,093,119)	(746,971)
Capital infused by minority interest in North Diamond	737,500	-
Proceeds from short-term import facilities	-	4,358,561
Restricted cash pledged for import facilities	-	(4,338,227)

Net cash used by financing activities	(493,660)	(726,637)

Effect of changes in foreign exchange rates	1,433,322	(224,032)

Net increase (decrease) in cash and cash equivalents	(8,614,876)	(7,263,830)

Cash and cash equivalents, beginning of the period	16,250,727	15,024,363

Cash and cash equivalents, end of the period	$7,635,851	$7,760,533
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